EXHIBIT 10.30


                            U.S. WIRELESS DATA, Inc.
                                  NOTE PAYABLE

This agreement is entered into on this day of October 28, 1998 between U.S. Wireless Data, Inc. ("USWD"), and Chuck Burtzloff.

WHEREAS, Chuck Burtzloff will provide bridge financing of $500,000 to USWD on October 28, 1998.

THEREFORE, USWD agrees to:

         1) Reimburse Chuck Burtzloff upon the closing of the Common Stock Purchase Agreement between Chuck Burtzloff and USWD. In any case, the note is due in full no later than January 1, 1999.

         2) Upon repayment of the note, USWD will pay interest on this note at eight percent (8%) per annum.

         3) There are no fees, or conversion rights associated with this note.

         4) In further consideration of this transaction, USWD will issue a Common Stock Purchase Warrant for twenty-five-thousand (25,000) shares of the Company's Common Stock at a price equal 90% of the closing price on the trading day preceding this agreement. The warrant will have a term of three years.

         5) The investor (Chuck Burtzloff) understands that this Note, the Warrant, and Common Stock issuable upon exercise of the Warrant are characterized as "restricted securities" under federal and state securities laws as defined in SEC Rule 144 promulgated under the Securities Act of 1933, as presently in effect, (the
               Act). The investor is familiar with SEC Rule 144, as presently in effect, and understands and agrees to comply with the resale limitation imposed under the Act and applicable securities law.

This Note is executed and agreed upon on October 28, 1998.

U.S. Wireless Data, Inc.

/s/ Robert E. Robichaud                              /s/ Chuck Burtzloff
-----------------------                              -------------------
By Robert E. Robichaud                               By Chuck Burtzloff
Chief Financial Officer